Perspective Therapeutics Commences Recruitment for [212Pb]VMT-α-NET in the Third Dose Escalation Cohort of its Ongoing Phase 1/2a Clinical Trial

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[212Pb]VMT‑α‑NET Phase 1/2a study is advancing into Cohort 3 with a fixed administered dose that is up to 20% higher (6 mCi) than the dose administered to patients in Cohort 2
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Dosimetry sub-study analysis presented at the Society of Nuclear Medicine & Molecular Imaging (SNMMI) 2025 Annual Meeting to advance utility of dosimetry in clinical development when considered with clinical data
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On track to submit further clinical updates to scientific congresses in 2H 2025, including longer safety follow-up on all patients who have received at least one treatment of [212Pb]VMT‑α‑NET and anti-tumor activities in patients dosed to date who have had the opportunity to receive at least one scan after their full treatment

SEATTLE – June 21, 2025 – Perspective Therapeutics, Inc. ("Perspective" or the "Company") (NYSE AMERICAN: CATX), a radiopharmaceutical company pioneering advanced treatments for cancers throughout the body, today announced that alignment was reached with the U.S. Food and Drug Administration (FDA) to open the third dosing cohort (Cohort 3) of its ongoing Phase 1/2a clinical trial for [212Pb]VMT‑α‑NET in patients with unresectable or metastatic somatostatin receptor 2 (SSTR2)‑positive neuroendocrine tumors (NETs) who have not received prior radiopharmaceutical therapies (RPT).

"We are excited to start exploring a higher dose level of VMT-α-NET after successfully completing an interaction with the FDA that was agreed prior to commencement of this trial," commented Markus Puhlmann, Chief Medical Officer of Perspective. "We are encouraged by the overall clinical profile observed at the second dose level of VMT-α-NET—including evidence of anti-tumor activity and primarily low-grade adverse events—and we believe it is important to assess whether a higher dose could further improve the therapeutic profile. Meanwhile, we remain committed to engaging with the FDA to evaluate the clinical utility of dosimetry estimates and analyses in the development of our proprietary RPTs."

Patients in Cohort 3 will receive up to four fixed administered doses of [212Pb]VMT-α-NET at 6 mCi every eight weeks if they weigh more than 60kg (133lb), or 100μCi/kg of body weight if they weigh less than or equal to 60kg. Observations of dose limiting toxicities (DLTs) in up to eight patients within 42 days of the first treatment cycle will be used to assess whether this cohort of patients have received maximum tolerated dose (MTD) or maximum feasible dose (MFD). Once a safety monitoring committee (SMC) has reviewed the data from these initial patients, it may recommend exploring alternative dosing and/or recruit more patients into Cohort 3.

Perspective is notifying sites that Cohort 3 is now open for recruitment. Patients currently being evaluated for entry into the study will enroll into Cohort 3 if they qualify. Pending feedback from sites on operationalizing enrollment into Cohort 3, an update on pace of recruitment will be provided in due course.

About [212Pb]VMT-α-NET

Perspective designed [212Pb]VMT-α-NET to target and deliver 212Pb to tumor sites expressing SSTR2. The Company is conducting a multi-center, open-label, dose-escalation, dose-expansion study (clinicaltrials.gov identifier NCT05636618) of [212Pb]VMT-α-NET in patients with unresectable or metastatic SSTR2-positive neuroendocrine tumors who have not received a prior RPT. Interim update with a data cut-off date of April 30, 2025 were reported in an oral presentation at the 2025 American Society of Clinical Oncology (ASCO) Annual Meeting in May 2025. Cohort 2 was reopened in August 2024. During 2H 2025, some of the 33 additional patients enrolled after the cohort reopened and through April 30, 2025 will have had the opportunity for at least 32 weeks of follow-up after their initial doses, sufficient time to receive at least one scan after their full treatment (up to four doses every eight weeks), if they receive all four doses of treatment per protocol.

About Perspective Therapeutics, Inc.

Perspective Therapeutics, Inc. is a radiopharmaceutical company pioneering advanced treatments for cancers throughout the body. The Company has proprietary technology that utilizes the alpha-emitting isotope 212Pb to deliver powerful radiation specifically to cancer cells via specialized targeting moieties. The Company is also developing complementary imaging diagnostics that incorporate the same targeting moieties, which provides the opportunity to personalize treatment and optimize patient outcomes. This "theranostic" approach enables the ability to see the specific tumor and then treat it to potentially improve efficacy and minimize toxicity.

The Company's melanoma (VMT01), neuroendocrine tumor (VMT-α-NET), and solid tumor (PSV359) programs are in Phase 1/2a imaging and therapy trials in the U.S. The Company is growing its regional network of drug product finishing facilities, enabled by its proprietary 212Pb generator, to deliver patient-ready products for clinical trials and commercial operations.

For more information, please visit the Company's website at www.perspectivetherapeutics.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements in this press release include statements concerning, among other things, the Company's ability to pioneer advanced treatments for cancers throughout the body; the Company’s belief that it is on track to submit further clinical updates to scientific congresses in 2H 2025 and the planned content of such updates; the Company’s ability to explore a higher dose level of VMT-α-NET; the Company’s commitment to engage with the FDA to evaluate the clinical utility of dosimetry estimates and analyses in the development of its proprietary RPTs; the Company’s expectation that patients currently being evaluated for entry into its VMT-α-NET study will enroll into Cohort 3 if they qualify; the ability of the Company's proprietary technology utilizing the alpha emitting isotope 212Pb to deliver powerful radiation specifically to cancer cells via specialized targeting moieties; the Company's prediction that the use of complementary imaging diagnostics that incorporate the same targeting moieties provides the opportunity to personalize treatment and optimize patient outcomes; the Company's belief that its "theranostic" approach enables the ability to see a specific tumor and then treat it to potentially improve efficacy and minimize toxicity; the Company's ability to grow its regional network of drug product finishing facilities, enabled by its proprietary 212Pb generator, to deliver patient-ready products for clinical trials and commercial operations; and other statements that are not historical fact.

These forward-looking statements involve risks and uncertainties that could cause the Company's actual results to differ materially from the results described in or implied by the forward-looking statements. Certain factors that may cause the Company's actual results to differ materially from those expressed or implied in the forward-looking statements in this press release are described under the heading "Risk Factors" in the Company's most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (the "SEC"), in the Company's other filings with the SEC, and in the Company's future reports to be filed with the SEC and available at www.sec.gov. Forward-looking statements contained in this news release are made as of this date. Unless required to do so by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Media and Investor Relations Contacts:

Perspective Therapeutics IR:

Annie J. Cheng, CFA

ir@perspectivetherapeutics.com

Russo Partners, LLC

Nic Johnson

PerspectiveIR@russopr.com